Code of Ethics

Pictet Asset Management

March 2024

Pictet Asset Management

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1 OVERVIEW

1.1 Introduction

Today’s financial services marketplace is filled with a host of new challenges, changes, and opportunities. Amidst these, there is one guiding principle, which will always remain constant: the mandate for integrity. Furthermore, the Senior Managing Partner of the Pictet Group has stated that Pictet’s objective is to operate to a standard of absolute integrity in all its activities.

Only by conducting ourselves and our business in accordance with the highest standards of loyalty, due skill care and diligence, and legal, ethical, and moral integrity can we achieve our vision of excellence and our goals for the future. Therefore, we always place the interests of our clients first and treat our clients fairly.

This Code of Ethics (“the Code”) does not cover every eventuality that may arise in the course of the business activities of the Pictet Asset Management business line (“PAM”), but it sets out both the basic principles and the practical steps which must be taken by PAM and its employees (including permanent and temporary employees, and applicable contractors, hereafter referred to as “employees”) to ensure their conduct is at all times consistent with the highest standards of honesty, integrity, loyalty, due skill care and diligence and fair dealing required under relevant securities laws and expected by our clients.

The Code is based on the Pictet core values of respect, integrity, excellence, and independence, and has been established in accordance with SEC Rule 204A-1 of the Investment Advisers Act 1940, and SEC Rule 17j-1 of the Investment Company Act 1940. It also complies with the rules of other regulatory authorities that regulate PAM, including the Financial Conduct Authority (“FCA”), the Swiss Financial Market Supervisory Authority (“FINMA”), the Monetary Authority of Singapore (“MAS”), the Commission de Surveillance du Secteur Financier (“CSSF”), and the Hong Kong Securities & Futures Commission (“SFC”) together with the internal provisions imposed by the Pictet Group.

The Executive Committee of PAM (“PAM ExCo”) is responsible for ensuring that there are adequate systems and controls in place to manage and mitigate the conflicts arising from the behaviour of employees. Therefore, this Code has been approved by and has the support of the PAM ExCo.

1.2 Persons Covered by the Code

SEC rules require that SEC registered Investment Advisers define who must comply with the Code. Put simply, the Code must apply to any person who has access to non-public information regarding clients’ purchase or sale of securities, or the portfolio holdings of any client account, is involved in making discretionary decisions for clients, or who has access to such decisions that are non-public. The SEC expects the definition of these “Access Persons” to be widely drawn for investment management firms.

Therefore, the PAM ExCo has decided that all PAM employees wherever located, except for PAMJ which has its own internal rules, are deemed to be Access Persons, and therefore must comply with all the provisions of this Code.

For the sake of clarity, this includes all PAM business line employees, including permanent, temporary, graduates, interns, and contractors, in the following entities:

•	Pictet Asset Management Ltd

•	Pictet Asset Management SA

•	Pictet Asset Management (Singapore) Pte Ltd

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•	Pictet Asset Management Inc

•	Pictet Asset Management (Hong Kong) Limited

•	Pictet Asset Management (Europe) SA and its Branches in Belgium, France, Germany, Italy, the Netherlands, and Spain

•	Pictet Securities Investment Consulting Enterprise (Taiwan) Ltd

•	Pictet Asset Management (USA) Corp

•	Pictet Private Fund Management (Shanghai) Limited

In the case of any dispute over the applicability of this Code, the decision of either of the Global Co-Heads of Compliance shall be final.

Each person is responsible for maintaining the highest ethical standards when conducting business. This includes the following:

•	Always placing the interests of our clients first

•

Ensuring that all personal securities transactions are conducted in compliance with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility

•	Ensuring that the identity of security holdings and financial circumstances of clients remains confidential

•	Ensuring the independence in the decision-making process of Pictet, including any entity of the Pictet Group and

•	Not using your position within PAM inappropriately or taking part in any fraudulent or manipulative practice

•	Consistently following all PAM Policies and Procedures

1.3 General Principles

The general principles discussed in this section govern all conduct whether or not the conduct is also covered by the specific standards and procedures set forth below.

1.3.1 Complying with Laws and Regulations

Numerous laws, rules, and regulations of the countries where PAM offices are based, together with the countries where we do business and our clients are based apply to the business activities of PAM, and it is of course essential that PAM fully complies with these regulations.

As an employee, you are expected to conduct all business dealings in compliance with applicable laws and regulations. Breaching any of them could subject you and/or PAM to criminal, regulatory and / or civil penalties. All employees are responsible for ensuring that they have adequate knowledge of the regulatory requirements applicable to their activities and to apply expected standards in their daily work. If you have questions about any of these laws or regulations or how they apply to particular situations, ask your departmental head, or consult the Compliance Department.

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Examples, not exhaustive, of activities prohibited by Regulations and Criminal laws include:

•	Not ensuring the fair treatment of clients

•	Market abuse, including insider dealing and market manipulation

•	Providing, accepting, or soliciting anything of value with the intention of influencing / being influenced or rewarded in connection with PAM’s business or in return for confidential information

•	Stealing, embezzling, or misapplying PAM’s funds or assets

•	Using PAM’s funds or assets to finance political campaigns

•	Mis-using legal records and documents and client lists

•	Obtaining unauthorised access to a client’s records

•	Knowing that a criminal offence has been committed and helping the criminal avoid detection or punishment

•	Making false reports to clients, government and/or regulatory officials

•	Using software knowing there is a breach of a licensing agreement

•	Money Laundering and Terrorist Financing

1.3.2 Anti-competitive Activities

The Sherman Antitrust Act in the United States prohibits any combination, conspiracy, or agreement among competitors to restrict or prevent competition. A specific breach of this Act could be a formal or informal agreement between you and a competitor of Pictet to fix prices, allocate markets, allocate clients, or refuse to deal with particular suppliers or clients.

If you are in contact with other investors in a company in which PAM invests, for example in relation to a corporate event, such as a takeover bid, or to seek to encourage a change in strategy, you must avoid any agreements with them (or even circumstances that might give the appearance of such agreements) relating to how PAM conducts its business, unless you first have the approval of PAM Legal or Compliance, and the appropriate CIO. Furthermore, any discussion with the press must only take place after this approval, and any informal discussion must be completed with a file note explaining the purpose, main discussion points and conclusion of the meeting. You should be especially careful at social or professional gatherings and at trade association meetings where discussions or exchanges of information relating to competitive matters could occur.

1.3.3 Illegal Use of Pictet’s Funds and False Records

The purpose of any transaction that relates to Pictet’s funds or assets must be revealed and recorded at the time of the transaction. As an employee, you may not participate in any of the activities listed below:

•	Establish or maintain secret or unrecorded funds

•	Engage in any transaction knowing that part or all of a payment is to be used for unlawful or improper purposes

•	Record or participate in recording incorrect, fictitious, or misleading entries in Pictet’s books or records

•

Use Pictet’s funds or corporate assets for political contributions in connection with political elections. Some US States have strict laws restricting the use of corporate funds or assets in connection with state elections, and such contributions could prevent PAM from soliciting for business in those states. “Corporate assets” include your time during regular working hours, Pictet’s equipment and supplies, office space, clerical help, and advertising facilities

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•	Make any payment for an expressed purpose on Pictet’s behalf to any individual who you know, or suspect intends to use the money for a different purpose

•

Make payments of cash or other items of value to political candidates, government officials, other businesses or individuals that are designed to influence the judgement or actions of the recipients in connection with any Pictet activity

Questions concerning the permissibility of any of the above kinds of payments, which may raise issues under any relevant laws or regulations, should be directed to the Compliance Department.

1.4 Anti-Abuse Provision

Due to the nature of the requirements of this code, PAM is largely reliant on the honesty and integrity of its employees, primarily through full and complete declarations, to ensure full compliance with both the spirit and principles of this Code, as well as the letter of it.

The PAM ExCo strongly supports full compliance with this Code and therefore all employees are required to:

•	Comply with the principle, spirit, and letter of the requirements of this Code

•	Not take any actions that would compromise or breach such full compliance; and

•	Seek guidance in resolving potential issues or whenever in doubt,

1.5 Global Co-Heads of Compliance

The Global Co-Heads of Compliance of PAM are David Cawthrow and Karine Valtanen, who, in conjunction with local Heads of Compliance, are responsible for the following:

•	Establishing and interpreting the requirements of the Code

•	Determining whether violations of the Code have occurred

•	Reviewing the contents of the Code on a regular basis

•

Updating the Code. Significant changes to the core principles require the approval of ExCo, but minor amendments and clarifications may be made at the discretion of either one of the Global Co-Heads of Compliance and the Chief Risk Officer.

•	Determining, in conjunction with HR and the PAM ExCo, the nature of any sanctions that may be imposed against employees for violations of the Code; and

•	Reporting at least annually on compliance with the Code to the PAM ExCo.

1.6 Code Interpretation and Enforcement

The Global Co-Heads of Compliance shall interpret, monitor compliance with and enforce the Code. The interpretation of either of the Global Co-Heads of Compliance shall be final. During H2 2023, the Business Ethics team will assume responsibility for the application of operational controls relating to the Personal Account Dealing and Gifts and Entertainment. Any decisions relating to the applicability of the code, interpretation or dispensations requested will remain with Compliance.

All violations of this Code will be reported by the Global Co-Heads of Compliance to the PAM ExCo who, in conjunction with HR, may impose such sanctions, including deductions from an individual’s variable compensation, as it deems appropriate, in accordance with section 1.8 of this Code.

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Material violations of this code may also, where appropriate, be reported to any client with respect to whose securities the violation has occurred or who may be deemed to have been disadvantaged by the violation.

From time to time the Global Co-Heads of Compliance may issue interpretations to facilitate compliance with the Code. These shall be appended to the Code and shall be considered part of it. A violation of any clarification shall be deemed a violation of the Code itself.

1.6.1 Dispensations

Application can be made to the Global Co-Heads of Compliance or local Heads of Compliance on a case-by-case basis for dispensation from certain provisions of the Code. Dispensations are granted only in exceptional circumstances, where it can be established that:

•	The exemption is within the spirit of the Code and is compliant with applicable laws and regulations.

•	No conflict of interest arises, and no client would be disadvantaged or potentially disadvantaged because of the dispensation

•

An employee, by virtue of his / her position and knowledge, does not have an unfair advantage (for example, of information on client recommendations or transactions in a security or an equivalent security)

•	The position of the employee (e.g. dispensation may be granted on a hardship basis).

•	The general position of PAM in respect of its fiduciary duties and its disclosure obligations is not in any way harmed or compromised.

Every dispensation will be documented as it occurs. A breach of a dispensation constitutes a breach of this Code.

1.7 Reporting Code Violations

If you become aware of any violation of this Code, either by yourself or others, you must report it immediately to your local Head of Compliance.

Records of breaches of this Code, and any action taken because of the breach, will be retained for at least 5 years.

1.8 Sanctions for Breaches of the Code

PAM takes into consideration compliance with this Code of Ethics and PAM policies and procedures, (including applicable local individual conduct and senior management regimes, such as the FCA Senior Management & Certification Regime (“SMCR”), the MAS Individual Accountability and Conduct Regime and the SFC Manager-in-Charge regime) in employees’ appraisals and remuneration decisions. PAM will promptly investigate reports of suspected violations and evaluate them on a case-by-case basis. Any significant failures or misconduct may lead to personal sanctions, including reprimands, warnings, demotion, clawbacks (malus), reductions in variable compensation, termination of employment / contract and, when appropriate, reporting to the authorities.

This also applies to individuals who fail to take reasonable care to identify and report violations, managers who fail to supervise properly, individuals who withhold material information when asked to disclose the details of a violation, as well as line managers who approve or tolerate violations or seek to retaliate against anyone who has reported violations or identified the individual responsible for them.

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In relation to the Rules on Personal Account Dealing, the typical sanctions operate on a sliding scale and are set out below:

Typical Sanctions
Flagrant breach of the Rules	Warning or dismissal depending on the circumstances, together with a reversal of the breaching trade(s) (no profits to employees)

Repeated failure to comply with the Rules due to negligence	Ban on personal trading for an agreed period together with a reversal of the breaching trade(s) (no profits to employees)

Infrequent failures to comply with the Rules, or innocent or passive breaches	Possible reversal of the breaching trade(s) (no profits to employees) at the discretion of the local Head of Compliance

Any profit realised, or loss avoided as a result of a breach of this Code of Ethics should generally be paid over to a recognised charity. For the avoidance of any possible impropriety, the individual should have no connection with the charity, for example alumni of a university / school.

The Compliance department records all breaches of the Code of Ethics and other rules, together with all failures to complete the required compliance returns, attestations and training on a timely basis, and each category of breach has a score. This information is presented to the PAM ExCo and may be used when determining bonus payments and scores on Balanced Scorecards.

The breaches considered in these reports, and their associated scores fall into the following 5 categories:

CATEGORY	DESCRIPTION	SCORE
1	Serious breaches of Code of Ethics requirements (i.e. breaches of sections 2.4, 2.5, 2.6, 2.10 and 2.11, on Personal Account dealing a failure to make accurate disclosures (e.g. holdings and external interests), failure to report and obtain consent for gifts / entertainment, failure to disclose reportable business meals promptly, or materially understating the value of a gifts / entertainment received or given).	4

2	Active breaches of client and fund investment guidelines.	3

3

Persistent failure to follow operating procedures.

Persistent failure to address outstanding actions within the due timescale unless extension agreed with Compliance / Business Risk.

Persistent passive breaches and / or failure to promptly correct passive breaches.

Persistent failure to respond to compliance requests for assistance and information.

Information security training NOT completed, and employee has clicked on a phishing e-mail and / or transmitted information – per breach.

Information security training completed, and employee has clicked on a phishing e-mail and / or transmitted information. Second and subsequent breaches.

Failure to complete two mandatory PAM or Group trainings.

		2

4	Other breaches of the Code of Ethics – for example, late submission of returns, completion of attestations, and PAM Compliance and Pictet Group mandatory training. Failure to complete one mandatory PAM or Group training. Information security training completed, and employee has clicked on a phishing e-mail and / or transmitted information. First breach only.	1

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CATEGORY	DESCRIPTION	SCORE
5

a)  Personal behaviour, including bullying, harassment, inappropriate behaviour, and a failure to act with integrity.

b)  Failure to complete internal audit actions on time.

c)  Material breaches of Pictet and PAM internal policies and procedures (e.g., the PAM Security Policy, PAM Marketing Compliance Policy, or PAM Compliance Manuals).

d)  Multiple failures (i.e., greater than two) to complete mandatory PAM or Group training.

A qualitative assessment to be determined at the discretion of a committee consisting of the PAM CRO, the Global Co-Heads of Compliance, Head of PAM HR and the relevant ExCo member

Please note that the application of any deduction from bonuses for multiple breaches of the Code of Ethics and Compliance rules is determined by the ExCo. In the past the threshold for the application of sanctions by ExCo has typically been set at 10 points. However, please note that the threshold for the application of sanctions may be changed at the discretion of ExCo.

1.9 Certification of Compliance

The Compliance Department will provide all employees with a copy of the Code, and any amendments thereto. The Code is also available on the Compliance section (Knowledge/Compliance/Ethics requirements for staff) of KIT

All employees are required to certify when requested by Compliance following changes to the Code that they have read, understood, and will abide by the requirements of the Code. If an employee has any doubts about how to interpret any aspect of the Code, they should contact their local compliance department for guidance. To comply with the SEC and other relevant recordkeeping requirements, Compliance will maintain copies of all applicable versions of the Code in force during the past 5 years.

Compliance will also require all employees to certify on at least an annual basis that they have fully complied with the requirements of the Code of Ethics.

1.10 Confidentiality

All information obtained from any employee and their connected persons under the requirements of this Code of Ethics shall be kept in confidence. However, all information including records of holdings and / or transactions, together with any disclosure made may be subject to review by PAM’s auditors or other professional advisers and may be made available to the relevant regulatory or self-regulatory organisation and may otherwise be disclosed to the extent required by law or regulation.

1.11 Interaction of the Code with Other PAM Policies and Procedures

The PAM Code of Ethics forms part of PAM’s Compliance framework, and therefore all employees should be aware of, and understand the following:

•	The PAM Core Compliance Manual

•	The Satellite Compliance Manual for their applicable entity

•	The PAM or local PAM entity Anti-Money Laundering and Anti-Bribery & Corruption Policies

•	The PAM Security Policy

•	The PAM Marketing Compliance Policy

•	All other relevant PAM policies and procedures

The above can be found on the Compliance section of KIT

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2 PERSONAL ACCOUNT DEALING RULES (“PA DEALING RULES”)

2.1 Introduction

Dealing in securities which are owned, or which may at some stage be purchased, for those accounts that are under a manager’s control or influence will always create the potential for a conflict of interest.

Employees should understand that their first duty is to the client. Therefore, they should avoid activities that could create conflicts of interest or even the appearance of conflicts of interest with PAM or its clients and should manage their personal financial affairs in such a way as to avoid distracting them from their obligations and duties to PAM and its clients. Employees are therefore prohibited from gaining an advantage from the transactions that they must carry out for third parties, directly or indirectly (e.g. through the accounts of relatives). Transactions for employees’ accounts must not be completed to the detriment of, or benefit from, a client or Pictet Group transaction.

In addition to complying with the PA Dealing Rules as set out in this Code, all employees must also comply with Pictet Directive 8, which can be accessed via One.Pictet intranet (My Pictet/One.HR/Regulations & Directives). Where there are any conflicts between this Code and Pictet Directive 8, the stricter requirement shall generally apply, at the discretion of the Global Co-Heads of Compliance.

The requirements of section 2 of this Code apply to the transactions and holdings of all employees and other accounts where employees are deemed to have beneficial ownership (“Connected Persons”) as defined in Appendix A, including, inter-alia, connected persons (i.e. members of the employee’s immediate family sharing the same household, including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including unmarried partner), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships); and accounts over which employees hold a controlling influence (e.g. where the employee has a Power of Attorney) .It is the responsibility of each employee to ensure that the accounts of any individual or entity which the employee has a controlling influence over are made aware of the requirements under this section of the Code, and comply with the Code.

All employees must promptly notify Business Ethics of any change to their Connected Persons (e.g. Because of a marriage, divorce, legal separation, death, adoption, movement from your household or change in dependence status) that may affect your disclosures or Personal Account Dealing holdings and transactions for which you have reporting or other responsibilities.

In addition, when carrying out transactions for their own account, all employees must ensure that:

1.	They do not incur financial risks that are disproportionate to their financial situation.

2.	They fully comply with the market abuse requirements as set out in the PAM Core Compliance Manual and appropriate satellite compliance manuals where relevant.

3.

They manage their financial affairs in such a way that they are not distracted from their obligations and duties to the Group and its clients (for example not completing high frequency and speculative trading in instruments such as FX and cryptocurrencies) and will comply with the personal account dealing rules as set out in section 2 of this Code.

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2.1 1 Legal Requirements

The rules of the FCA, FINMA, SEC, MAS, SFC and almost every other regulator requires all firms to implement adequate systems and controls to manage and monitor the conflicts arising from personal account trading.

The US Investment Advisers Act 1940 is more specific, and makes it unlawful for any employee, in connection with the purchase or sale of a security “held or to be acquired” by a client:

•	To employ any device, scheme, or artifice to defraud PAM’s clients

•	To mislead PAM’s clients

•	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon PAM’s clients; or

•	To engage in any manipulative practice with respect to PAM’s clients.

The Code requires you to comply with all applicable federal securities laws and rules of other regulatory bodies which apply to you from time to time.

2.2 Definitions

2.2.1 Covered Securities

The definition of “Covered securities” is very broad and includes the list below. However, this list is not exhaustive. If you have any doubt whether a transaction comes within the scope of the PA Dealing Rules, you must seek advice from the Compliance Department.

•	Listed equities in companies, including Investment Trusts.

•	Investment in the securities of unlisted companies – excluding small companies with a value of less than USD 25m or equivalent.

•	Warrants, options, and futures on individual securities.

•	Exchange Traded Funds (“ETFs”)

•	All kinds of limited partnerships

•

All Pictet AM managed Alternative Funds (e.g. Hedge Funds and Private investment funds). This includes all funds where Pictet AM acts as investment adviser or Management Company, as well as all funds managed by Pictet Alternative Advisers.

•	Bonds, convertible bonds, loan stocks, debentures, and other debt instruments

•

Any security or instrument, including but not limited to Swaps, Contracts for Difference, and financial market bets (e.g. City Index), where the underlying or reference investment is a Covered Security

•	All Pictet AM Mutual Funds, excluding the Cash, Money Market, Sovereign Money Market and Liquidity Funds

•	All third party mutual and other funds that Pictet AM acts as investment adviser or sub-investment adviser to

•	Derivatives (including ETC and Certificates) on precious metals, and Commodities

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•	Any security, instrument, or other asset whose value is derived from a Covered Security.

•

Foreign exchange, forward foreign exchange and FX options when traded for speculative purposes. (Speculative FX trades are defined as being high-frequency speculative trading) which excludes FX transactions used to (a) settle invoices, (b) move cash into / from savings accounts in a foreign currency and (c) FFX used solely for hedging purposes.)

•	Transactions and holdings in direct obligations of any OECD or G20 member state (including Hong Kong as part of China and Singapore), together with options and futures thereon

•	Index / Interest Rate futures and options

•

Direct (or indirect) investment in Crypto or Tokenized assets that are linked to Covered Securities, either directly or indirectly (for example a token that closely tracks the performance of a listed equity). In the case of any doubt or an unclear link, please contact your Business Ethics / Compliance team before trading such assets.

•	Purchases in a rights issue

2.2.2 Exemptions from Covered Securities definition

The following are excluded from ALL the requirements of this Chapter, including pre-clearance, restriction on activities, minimum holding periods, transaction and holding reporting, except for section 2.9:

•	Bankers Acceptances

•	Bank Certificates of Deposit

•	Commercial Paper

•	Third party mutual and other funds that are not managed or advised by PAM.

•	Pictet Cash, Money Market, Sovereign Money Market and Liquidity Funds

•	Physical precious metals or commodities

•	Direct investment in Cryptocurrencies or non-fungible tokens (“NFTs”), unless directly or indirectly linked to covered securities.

•	Cash and foreign exchange except where traded for speculative purposes

•	Investments via a wrapper (e.g. life insurance or any pension fund schemes that only allow investments in non-covered securities)

A summary of the application of the PAM Personal Account Dealing rules to the individual categories of securities described above in 2.2.1 and 2.2.2 are set out in section 2.13 of this Code of Ethics, and all employees should read this table carefully before carrying out any personal trades.

2.3 Use of Automated Brokers

2.3.1  Compulsory use of Automated Brokers by all Employees

PAM has arrangements with a number of brokers, including Banque Pictet & Cie SA, to provide automated reporting of personal transactions and holdings directly into StarCompliance (“automated brokers”). This reduces the time spent by employees in completing periodic reporting and enables monitoring of the Code of Ethics to be completed in a more efficient and effective manner.

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PAM therefore requires that where automated brokers are available and there are no local restrictions on their use, all permanent employees maintain their securities’ accounts with brokers that automatically report transactions and holdings directly to PAM via StarCompliance.

We recognise that there will be instances where it is not possible for all employees to maintain their securities accounts with automated brokers, and in such instances, employees should request permission from Compliance to continue to maintain securities accounts with non-automated brokers. A non-exhaustive list of instances where permission may be granted include:

1.	Employees in countries where PAM has not been able to secure connections for automated reporting with a local broker, typically where are a small number of PAM employees

2.

Employees with self-managed pension schemes from previous employment based in countries where PAM does not have an automated broker, and local pension / tax regulations require that account to be based in that country.

3.	Employees with tax-advantageous accounts in countries where PAM does not have an automated broker, and local pension / tax regulations require that account to be based in that country.

4.	Arrangements where employees hold shares, or the rights to them, of their previous employers in a scheme operated by their previous employer, for example employer share save schemes.

5.	Investment Trust Savings Schemes or similar arrangements

6.

Where employees hold securities that cannot be supported by any other automated broker, such securities may continue to be held at non-automated brokers. If taking advantage of this exception, employees are required to check whether such securities can be transferred to an automated broker on at least an annual basis.

Please note that:

1.	Any costs of transferring securities from an existing securities account to an automated broker must be borne by the employee and are not a justifiable reason to seek an exemption.

2.	The decision on whether to grant an exemption from using an automated broker is made by Compliance whose decision is final.

2.3.2 Transitional Arrangements

2.3.2.1 Current employees

The rules set out in 2.3.1 above come into effect on 1 October 2024 and by that date all employees must have either transferred their securities holdings, to an automated broker, or obtained permission from Compliance to maintain a non-automated account

2.3.2 New Employees

New employees joining after 1 October 2023 must have either transferred their securities holdings, to an automated broker, or obtained permission from Compliance to maintain a non-automated account by the later of 1 October 2024 or 6 months after their start date at PAM.

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2.4 Pre-Clearance of Personal Transactions

2.4.1 Pre-Clearance

An employee or their connected person may directly or indirectly, purchase or sell beneficial ownership of a covered security, as defined, only if:

•	Such purchase or sale has been approved in advance by the Business Ethics Department

•

The approved transaction is completed by the close of the following business day in the market of the relevant security after approval is received; (subject to section 2.4.5 on limit orders on large cap securities) and

•	Business Ethics has not rescinded such approval prior to execution of the transaction.

Note: If a transaction has not been completed by the end of the next business day after approval has been given, then approval to trade must be sought again. Failure to do so will constitute a breach of these rules, and the sanctions as set out in Section 1.8 of this Code may be applied.

The Business Ethics team monitors all personal transactions to ascertain any pattern of conduct that may indicate conflicts or potential conflicts with the principles and objectives of this Code. It includes analysing patterns of front running, parallel running or “too close” to client order trading, especially if the client has not finished accumulating a large position over many days. Such behaviour may not be tolerated as it may breach this Code, as well as the SEC and other applicable regulators’ rules, and may reveal trading behaviour detrimental to PAM client order flow.

Advance trade clearance in no way waives or absolves any employee or their connected persons of the obligation to abide by the provisions, principles, and objectives of this Code at all times.

All requests for pre-clearance must be submitted via Star Compliance, and for each request to trade, employees are required to certify that:

1.	They, nor their connected persons, have any knowledge of any material, non-public information regarding the proposed transaction; and

2.	They are not involved in, or aware of any on-going or intended PAM activity relating to this transaction.

For the avoidance of doubt, the certification in (2) above relates to any PAM activity in the issuer of the transaction contemplated or a related instrument, for example a derivative or depository receipt, including an on-going review and / or analysis of a security prior to an investment decision being made by PAM. Therefore, if the individual is aware of any PAM activity in for example UBS Bonds, this covers all UBS issued bonds and not just a specific bond with a specified rate and maturity.

Please note section 2.5.3 which deals specifically with dealing requests by investment professionals in securities that are held within portfolios managed or advised by them.

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Business Ethics will endeavour to respond to PA dealing requests as soon as practicable, but employees should note that there may be occasions when delays may occur, for example:

•	when other work priorities take precedence,

•	when Business Ethics is awaiting responses to enquiries from other departments

•	there are large volumes of trading requests.

If a dealing request is urgent then employees should make Business Ethics aware (using the contact details from KIT and Business Ethics will endeavour to approve the request within the desired timeframe, subject to the above.

2.4.2 Exemptions from the requirements to pre-clear and from the requirements of section 2.4

Transactions in the following covered securities do not require pre-clearance and are not subject to the requirements of section 2.4:

•

Purchases or sales in any account over which the employee or their connected persons, as defined in Appendix A, has no direct or indirect influence or control; (Please see section 2.5.8 below for criteria that must be complied with to take advantage of this exclusion

•	Purchases that are part of an automatic dividend / coupon reinvestment plan

•	Other purchases or sales that are non-discretionary on the part of the employee or their connected persons

•

Regular contributions for purchases made as part of a regular savings scheme, including personal pension arrangements, where investment is made into a predetermined list of funds or covered securities.

•	In the event of lump sum additions to regular savings plans, pre-clearance is not required where investment is made into the predetermined list of funds or covered securities.

•

For any other investment decision taken in respect of regular savings plan investments in covered securities, for example where an investment is made outside of the funds or covered securities chosen as part of the regular savings plan, or a sale is requested, the normal pre-clearance rules apply.

2.5 Restrictions on Activities

2.5.1 Blackout Periods

No employee or their connected person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Appendix A):

•	on a day during which any Client has a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

•	within seven calendar days before, or seven calendar days after any Client trades in that security.

Please see section 2.13 which shows which instruments are not subject to the blackout period requirements.

The Black-out periods’ restrictions shall not apply to purchases or sales which are only remotely potentially harmful to a client, because such purchases or sales would be very unlikely to affect an institutional market, or because such transactions are clearly not related economically to the securities held, purchased, or sold by the client. For example, Large Cap Companies / Issuers with market caps in excess of USD10 billion (“the large cap exemption”). However, this exemption shall only apply for transactions with a total value of under CHF100,000 or the equivalent amount in other currencies, executed over the course of any 7-calendar day period.

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For the purpose of clarity:

1.	When applying the blackout period to options on large cap securities, the value of the transaction will be calculated as number of contracts * contract size * market value of underlying.

2.	Bonds of unlisted entities may not take advantage of the large-cap exemption referred to above.

2.5.2 Investment Professionals Investing in any Covered Securities Held by Funds Managed by Their Team

Due to the conflicts arising where investment professionals (“IPs”) (and their connected persons) invest personally in any Covered Securities that are either held by, or are under consideration for the client funds which their Team manages, or carry out research on investments for those client funds, the following restrictions apply to the personal account trading of IPs

IPs are defined to include all staff within each respective Investment department, excluding purely administrative staff such as Team Assistants.

1.

Investment professionals (“IPs”) in actively managed funds may not open a position (long or short) in any Covered Securities (excluding OECD / G20 government debt as defined in 2.2.1, ETFs linked to indices or diversified baskets. and Pictet AM Mutual Funds), or instruments whose value is based on those securities if the client accounts managed or advised by their team have a position (long or short).

For the sake of clarity:

a)

If an Equity IP has a position in the equity of an issuer in a client fund that they manage, they may not hold a position in that equity in their personal account but may hold corporate bonds of that issuer if that corporate debt is not held by the client fund that they manage.

b)

In the case of client accounts that hold corporate bonds, the IPs responsible for those accounts are permitted to hold positions in their personal accounts in the equity related to those bonds. However, they are not permitted to hold other corporate bonds issued by the same issuer, where the client account holds a corporate bond from that issuer.

2.

IPs may transact in securities, or instruments based on securities, that are within the investment universe of the funds that their team manages, but not held in the funds managed or under active consideration for investment, at the time of the personal transaction, subject to the following:

a)

For securities of large cap issuers (as defined in 2.4.1 above), an IP may transact in these securities or instruments subject to the full personal dealing rules as set out in section 2 of this Code of Ethics.

b)	With effect from 1 January 2024, an IP may not purchase non-large cap securities or instruments whose value is based on those securities.

Where an IP has an existing position in a non-large cap security as at 1 January 2024 they should close that position by 31 March 2024, subject to the transitional arrangements below.

c)	Please also note the transitional arrangements below where an IP has purchased a security or instrument based on securities within the universe of the funds that their team manages.

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3.

Where a fund or account closes a position in a large cap security, an IP in the Team responsible for managing or providing analysis to that fund or account is not permitted to open a position in that security for 14 calendar days after the fund or account has fully closed its position in that security.

4.

Where an IP has direct exposure to a large cap issuer and the client account managed by their team subsequently acquires an interest in that issue, (either long or short) they are required to close their positions in that issuer within 3 months of the client fund acquiring an exposure to that issuer. If the selling of securities by IPs will result in a loss, then an additional 3-month period may be allowed upon application to Business Ethics / Compliance.

The above are subject to the same conditions as set out in the transitional arrangements below.

Transitional arrangements for new IPs

Where new IPs already hold positions in securities in large-cap issuers or instruments based on securities which are already included within funds managed by their team or hold positions in non-large cap issuers that are within their fund’s investment universe, they are required to close those positions within 3 months of commencement of employment, or of beginning to manage an account. If the selling of securities by IPs will result in a loss, then an additional 3-month transition period may be allowed upon application to Compliance, subject to the following conditions:

•	The profit & loss arising on the sale of securities, or instruments based on securities is to be calculated on the weighted average price of all holdings of a specific security within an account.

•

It is the IP’s responsibility to monitor whether there is an opportunity to sell those securities or instruments at a profit. If IPs fail to take the opportunity to sell securities at a profit, and due to market moves the position is showing a loss at the end of the 3-month transitional period, then, at the discretion of Compliance the IP may be obliged to sell the holding at a loss.

•	If positions are showing a loss of more than 20% at the end of the extended transitional period, a further extension may be permitted subject to the conditions above

•	The IP is not permitted to increase their position in securities, or instruments based on securities held by accounts managed by their team

2.5.3 Interested Transactions

No employee shall initiate any securities transactions for a Client without having disclosed their, or their connected person’s interest, if any, in such securities or the issuer thereof, including without limitation:

•	Any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of any securities of such issuer

•	Any contemplated transaction by such person in such securities

•	Any position with such issuer or its affiliates

2.5.4 Initial Public Offerings (IPO), Private Placements, or Convertible Issues

In accordance with Pictet Directive 8 employees and their connected persons shall not acquire directly or indirectly, beneficial ownership in any securities in an IPO, new bond issue, private placement, or convertible issue for their personal account.

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In very limited cases, Employees and their Connected Persons may apply to the Compliance Department for a waiver of this requirement. However, Employees are still required to obtain prior approval and complete full reporting in relation to such trades.

NB all such trades still require the prior approval from the Business Ethics department.

2.5.5 Limit Orders / Stop-loss orders

Limit and stop-loss orders are permitted in the following circumstances:

•

For securities with market caps greater than USD10 billion, limit and stop-loss orders may be placed up to CHF 100,000, or the equivalent amount in other currencies. Pre-clearance for such limit and stop-loss orders from Business Ethics must be obtained in the normal manner, and are only valid for one month, after which approval must be re-sought. NB when seeking pre-clearance for limit and stop-loss orders the price limit must be disclosed. If price limits are changed, approval should be sought again; and

•

For limit and stop-loss orders on other securities, or above CHF 100,000 on securities subject to the “large cap exemption”, Business Ethics approval is only valid until the end of the next business day on the relevant market. After this time, Business Ethics approval must be obtained again.

2.5.6 Short Selling

Naked short selling is strictly prohibited.

2.5.7 Personal Account Trading on Margin or Spread Betting

Personal trading on margin or spread betting on covered securities is permitted but may not be used to leverage portfolios. Furthermore, if an employee is unable to cover a margin call and is “bought-in” by the broker, then any breaches arising due to the buy-in will be included as a breach of the Personal Account Dealing rules in the compliance scoring system calculation (see section 1.8) and may result in reduction in the employee’s annual bonus.

In addition, where an employee is “bought in” by a broker, then that transaction must be promptly reported to Business Ethics via Star Compliance

2.5.8 Personal transactions in an Account where the employee has no direct or indirect influence or control

Where an employee has no direct or indirect influence or control, Rule 204A-1, subsection (b)(3) of the Investment Advisers Act 1940, provides an exemption from reporting such personal transactions. This typically occurs where an employee has their account managed by a third-party discretionary manager, or by a blind trust, and for transactions effected pursuant to an automatic investment plan, including the reinvestment of dividends.

SEC guidance states that in addition to using a discretionary manager or investing via a blind trust, if an employee wishes to take advantage of the exemption from reporting transactions or holdings, then they are not permitted to do any of the following:

•	Suggest purchases or sales of investments to the discretionary manager or trustee.

•	Direct purchases or sales of investments.

•	Consult with the discretionary manager or trustee about the allocation of investments to be made in the account.

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Therefore, all employees wishing to take advantage of the reporting exemption will be required to confirm on an annual basis that they have done none of the above.

If an employee is unable to provide such a confirmation, they are required to provide quarterly transaction and annual holdings reports, as required by section 2.6.

In addition, Business Ethics may request transactional and holdings information from such accounts on a sample basis.

2.6 Trading within 60 days of an opposite transaction (“60-day rule”)

2.6.1 Application of 60-day rule

No employee or their connected persons shall profit from, or avoid a loss from, the purchase and sale, or sale and purchase, of the same (or equivalent) relevant security of which they have beneficial ownership within 60 calendar days. Please see section 2.13 for a summary of the application of the minimum 60-day rule to different types of investment.

This 60-day requirement also applies to ETFs, derivatives, and spread-betting transactions, where the underlying investment is a Covered Security as defined in section 2.2, except for ETFs linked to indices or diversified baskets of covered securities.

The purpose of this requirement is to address the real and perceived threat of front-running and other fraudulent and abusive practices involved in short-term trading, including market timing. The SEC approves of advisers mandating disgorgement of any profits, or losses avoided if an employee affects a short-term trade.

In exceptional circumstances, such as personal hardship, or a significantly declining market then an exemption may be obtained in writing from the relevant Head of Compliance. A significantly declining market exemption may be applied for when the price of a security has fallen by more than 20% since purchase and the stock has been held for at least 14 calendar days.

When assessing compliance with this requirement, sales will be considered on a Last-In-First-Out basis. For example, if an employee has an existing holding of 1,000 shares in stock X acquired more than 60 days ago, and then acquires a further 250 shares on 1 September, then no shares in stock X may be sold prior to 1 November.

NB An options transaction with an expiry date of less than 60 calendar days from the opening of the option position is prohibited, as the position would need to be closed or rolled within 60 days.

2.6.2 Dis-application of 60-day rule

Please see section 2.13 for a summary of the application of the minimum 60 day rule However, in accordance with the requirement for all employees to act within the spirit of the Code, and to manage their financial affairs in such a way as to avoid distracting them from their obligations and duties to PAM, employees are not expected to carry out frequent buying and selling of an instrument that is not covered by the 60- day requirement, for example spot FX. Therefore, employees must also comply with section 2.9 which restricts the number of transactions to open or extend a position to 15 per month, and section 2.10 which restricts the number of trade requests to 25 per calendar month.

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Please note that the 60-day holding period does not apply in the following situations:

1.	OECD/ G20 Government date with a maturity date of less than 60 days may be purchased but must be held until maturity.

2.

Where employees, or their connected persons, hold shares in a previous / current employer in a long-term share scheme, or as part of a deferred bonus / remuneration scheme, such shares may be sold immediately upon vesting and are not subject to the 60-day minimum holding period rule.

2.7 Reporting of Transactions and Disclosures of Holdings

2.7.1 Broker confirmation

It is the responsibility of the employee to ensure that the brokers, banks, or other financial institutions executing their transactions send appropriate reporting on their account directly to the Business Ethics team in a timely manner, covering all personal transactions subject to this code. This includes:

•	Trade confirmations for each transaction (as set out in 2.13)

•	Quarterly transaction statements

•	Annual Holdings statements

A model communication for employees to send to their brokers is set out as Appendix B, and employees must send a copy to Business Ethics of the communication to their broker.

Where employees execute transactions through an account held at Pictet group entities, or through a broker that provides an electronic feed into star Compliance, no further action is required by employees to provide transaction confirmations. However, where the employee is not able to use a bank or broker that has an electronic feed into Star Compliance, and have obtained an exemption from Compliance (see section 2.3) they are required to promptly upload individual transaction confirmations directly into Star Compliance, i.e. within 3 business days of transaction execution.

Please note that all employees based in Switzerland with a long-term contract are required to hold their securities account at Banque Pictet & Cie SA. This requirement is not applicable for temporary employees including contractors or interns. All new permanent employees must adhere to this requirement before the end of their probation period. In exceptional circumstances, employees in Switzerland may request approval from Group HR Legal and PAM SA Compliance for permission to maintain a securities account outside of Banque Pictet & Cie SA.

2.7.2 Quarterly Transaction Reports

Every employee must submit, no later than 30 calendar days after the end of each calendar quarter, a report containing the following information about each transaction in a Covered Security undertaken during the preceding quarter. The report must contain information concerning any direct or indirect beneficial ownership (as defined in Appendix A to this Code) of a “Covered Security” as defined in 2.2.

•

The date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved

•	The nature of the transaction (i.e. purchase, sale or other acquisition or disposition)

•	The price at which the transaction was executed

•	The name of the broker, dealer, or bank with or through whom the transaction was executed

•	The date the report is submitted by the employee

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•	The name of the account, and account number if a Pictet account

•

With respect to any account established by the employee in which securities were held during the quarter for the direct or indirect benefit of the employee; (i) the name of the broker, dealer, or bank with whom the employee established the account and (ii) the date the account was established.

An employee shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control, or which would duplicate information.

Where statements are received directly from brokers, all employees are required to confirm in Star Compliance that the report is complete and accurate.

For the avoidance of doubt, where an employee has an account on which they have not traded during the quarter, they must ensure that a broker’s statement is submitted and complete a quarterly transaction report.

Any employee who does not have a brokerage account will be required to confirm that they have no such account, and that they have carried out no personal securities transactions during the quarter.

2.7.3 Disclosure of Personal Holdings

2.7.3.1 Initial Holdings Report

Each employee and their connected persons shall supply the Business Ethics team with an initial holdings’ report of their covered securities within 10 business days of becoming an employee, containing the following information:

•

The name of the covered security, type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the employee and their connected persons has any direct or indirect beneficial ownership, as defined in Appendix A

•	The name of any broker, dealer, or bank, with which the employee maintains an account in which any securities are held for the employee’s direct or indirect benefit

•	The date the employee submits the report and

•	The name of the account, and account number if a Pictet account.

The information submitted must be current as of a date no more than 45 days before the person commenced employment with PAM.

Where statements are received directly from brokers, all employees are required to confirm that the report is complete and accurate.

2.7.3.2 Annual Holdings Reports

Each employee shall as of December 31st each year file an annual holdings report containing the same information required in the above initial holdings report. This report must be submitted within 45 calendar days, i.e., by February 14th each year. Where employees do not hold any covered securities, a nil return is required.

Where statements are received directly from brokers, all employees are required to confirm that the report is complete and accurate

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2.7.4 Important Notes

Failure to submit, or upload into Star Compliance, a transaction confirmation, a trading statement, or personal holdings disclosure within the timescales stated above will constitute a breach of the Code and will be recorded in the PAM breach register. Certain clients require disclosure of such breaches, and therefore all employees should take every precaution not to breach this Code.

Furthermore, failure to comply with these reporting requirements will be taken into consideration when determining employees’ bonuses, as set out in section 1.8 of this Code.

2.8 Record Keeping Requirements

In accordance with regulatory recordkeeping requirements, the following documentation will be retained by the Compliance Department for at least 5 years:

•	All employee transaction and holding reports.

•	Details of all dealing requests, including rejected requests with a rationale for rejection.

•

Details of all IPOs, Private Placements or Convertible issues that Compliance, in very limited cases, permits employees or their connected persons to participate in together with an explanation as to why there is no conflict of interest arising.

•	All breaches of the PA Dealing Rules.

•	All conduct breaches under SMCR, for all UK employees and those non-UK employees covered by the Certification and Senior Management regimes.

2.9 Waiving the requirements of the Pictet Asset Management Personal Account Dealing Rules

In certain circumstances the requirements of these rules may be waived or amended at the complete discretion of either the PAM Global Co-Heads or local Heads of Compliance, where there is no impact or potential impact to clients, and there are no additional conflicts caused by the trade.

For example:

•

Seeking approval to trade shares held via the employee share scheme of a previous employer, where there are limited opportunities to trade (due to rules of the previous employer’s scheme, and timing of the execution of the trade is determined by scheme administrators); or

•	Cases of personal hardship.

In each case, prior approval must still be sought from Compliance for each instance, and Compliance will judge each individual request on its merits at the time of the request. The approval of a previous trade or a similar trade for another employee does not constitute a precedent.

2.10 Maximum number of transactions per month (Pictet Directive 8)

The maximum number of transactions to buy or sell-to-open allowed in a calendar month is 15. This restriction also includes any transactions to increase existing positions. This maximum number of 15 is valid for all instruments as summarised in section 2.13, including those which do not require pre-clearance from Business Ethics such as Forex. However, the following transactions do not fall under this limit of 15:

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•	Purchases in any account over which the employee or their connected persons has no direct or indirect influence or control; (See definition in Appendix A)

•	Purchases that are part of an automatic investment / dividend reinvestment plan

•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer

•	Purchases that are non-discretionary on the part of the employee or their connected persons.

The maximum number of transactions to buy or sell-to-open allowed in a calendar month of 15 applies to each employee, and also applies to the total number of transactions to open a position for their connected persons combined.

For example, an employee has a limit of 15, and a separate limit of 15 covering the combined trades of their spouse, children, and any other connected persons that the employee has control over. (See definition in section 2.1) combined.

2.11 Maximum Number of Trade Requests per month

The maximum number of trade requests (including approved and rejected requests for purchases and sales) per month is 25 per person. Where an employee requests pre-clearance on behalf of Connected Persons, there is a limit of 25 trade requests for all their Connected Persons (see definition in section 2.1) combined.

2.12 Employees operating an account at Pictet group entities

Where employees conduct their personal account trading through an account maintained at a Pictet group entity, they must comply with the following specific requirements contained within Pictet Directive 8:

•	Unless otherwise authorised by Group HR Legal, the current accounts of employees and their immediate family members qualifying for special employee conditions must not have debit balances.

•	It is prohibited to transfer securities from an employee account to the account of an immediate family member who qualifies for special fee conditions, unless approved in advance by Group HR Legal.

•	To trade derivatives, employees must sign the appropriate documents of the relevant custodian or booking centre.

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2.13 Personal Account dealing rule applicability table

TYPE OF INVESTMENT	COVERED SECURITY	PRE CLEARANCE	VALIDITY OF PRE- CLEARANCE	REPORTING *	BLACKOUT PERIOD	MINIMUM HOLDING PERIOD	15 TRADES / 25 TRADE REQUESTS PER MONTH
Equities - non-large cap	Yes	Yes	Next business day	Yes	Yes	60 days	Yes

Equities - large cap trades < CHF 100K	Yes	Yes	Next business day	Yes	N/A	60 days	Yes

Equities - large cap trades > CHF 100K	Yes	Yes	Next business day	Yes	Yes	60 days	Yes

Securities in unlisted Companies (>USD25m Issued Share Capital)	Yes	Yes	1 month	Yes	N/A	60 days	Yes

Limit / stop-loss orders - large cap <CHF 100K	Yes	Yes	1 month	Yes	N/A	60 days	Yes

All other limit / stop loss orders	Yes	Yes	Next business day	Yes	Yes	60 days	Yes

Warrants, Options, Futures, and any instrument based on covered securities	Yes	Yes	Next business day	Yes	See underlying security	See underlying security	Yes

PAM & PAA managed Alterative Funds	Yes	Yes	Next business day	Yes	N/A	60 days	Yes

Corporate Bonds, convertibles, debentures and other debt instruments	Yes	Yes	Next business day	Yes	Yes	60 days	Yes

Swaps, CFDs and Spread betting referenced on covered securities	Yes	Yes	Next business day	Yes	Yes	60 days	Yes

PAM mutual funds - excluding Cash, Money Market, Sovereign MM and Liquidity Funds	Yes	Yes	Next business day	Yes	N/A	60 days	Yes

3rd party funds managed by PAM	Yes	Yes	Next business day	Yes	N/A	60 days	Yes

3rd party funds / alternative funds NOT managed by PAM	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Pictet Cash, Money Market, Sovereign MM and Liquidity Funds	N/A	N/A	N/A	N/A	N/A	N/A	N/A

OECD / G20 (as well as Hong Kong and Singapore) Government Debt & related derivatives	Yes	Yes	Next business day	Yes	N/A	60 days	Yes

Bankers Acceptances, CDs, and Commercial Paper	N/A	N/A	N/A	N/A	N/A	N/A	N/A

FFX, and FX and options thereon traded for speculative purposes	Yes	Yes	Next business day	Yes	N/A	N/A	Yes

Cash / FX NOT for speculation	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Crypto-assets and NFTs on covered securities	Yes	Yes	Next business day	Yes	See underlying security	See underlying security	Yes

Other crypto assets and NFTs	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Index / Interest Rate Futures and Options	Yes	Yes	Next business day	Yes	N/A	N/A	Yes

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TYPE OF INVESTMENT	COVERED SECURITY	PRE CLEARANCE	VALIDITY OF PRE- CLEARANCE	REPORTING *	BLACKOUT PERIOD	MINIMUM HOLDING PERIOD	15 TRADES / 25 TRADE REQUESTS PER MONTH
Exchange Traded Funds (ETFs)	Yes	Yes	Next business day	Yes	N/A	N/A	Yes

ETFs - not linked to indices / diversified baskets	Yes	Yes	Next business day	Yes	See underlying security	See underlying security	Yes

Limit / stop-loss orders on ETFs	Yes	Yes	Next business day	Yes	N/A	N/A	Yes

Physical precious metals and commodities	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Derivatives (inc. ETC and Certificates) on precious metals, and commodities	Yes	Yes	Next business day	Yes	N/A	N/A	Yes

Limit / stop-loss orders on Index / Interest Rate Futures & Options.	Yes	Yes	Next business day	Yes	N/A	N/A	Yes

Structured products where the underlying investments are covered securities	Yes	Yes	Next business day	Yes	See underlying security	See underlying security	Yes

Trades that are not within the action of the employee e.g.. mandatory corporate actions	Yes	N/A	N/A	Yes	N/A	N/A	N/A

Purchases under a rights issue	Yes	Yes	N/A	Yes	N/A	60 days	Yes

Unvested shares from previous employer share schemes	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Sales of vested shares from previous employer share schemes	Yes	Yes	N/A	Yes	N/A	60 days	Yes

Automatic investment / dividend reinvestment plans	Yes	N/A	N/A	Annual only	N/A	N/A	N/A

Discretionary Managed Accounts	N/A	N/A	N/A	N/A	N/A	N/A	N/A

*	Reporting refers to Quarterly Transaction and Annual Holdings reports

PROHIBTED TRADES BY EMPLOYEES AND THEIR CONNECTED PERSONS

Initial Public Offerings, Bond New Issues, Private Placements and New Convertible Issues.

Naked short selling

The opening of a long or short position by Investment Professionals (and their Connected Person) in the same security that an account managed or advised by the Investment Professional also has a position in.

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3 GIFTS AND ENTERTAINMENT

3.1 Introduction

The giving, receiving, or soliciting of gifts or entertainment in a business setting is an inducement and may create an appearance of impropriety or may raise a conflict of interest from the potential undue influencing of PAM employees or business partners. For the protection of all employees and PAM, even the appearance of a possible conflict of interest should be avoided. Therefore, PAM has adopted the policies set out below to guide all employees in this area.

Scope:

•	These rules apply to all gifts and entertainments offered to or received from Business Partners as per below definition

•	The below are out of scope:

Gifts and entertainments from one employee to another employee (e.g. birthday or retirement present, lunch invitation for a colleague from another PAM office or department).

Definitions:

Business Partner

A business partner is any actual, potential, or former, client, broker, distributor, consultant, supplier, or service provider.

Business Meals

Business meals are defined as a meal, and / or drinks with a business partner.

Entertainment

Entertainment, whether given or received, includes but is not limited to any sporting, (e.g. ice- hockey, football) cultural (e.g. theatre, cinema, or concert), leisure events (e.g. golf, shooting or driving days) or similar event where the business partner is present.

See below section “Mixed use events”

NB Business meals are excluded from the definition of entertainment, as they are dealt with separately –please see 3.2.4.

Gifts

A gift is anything of value received or given, including but not limited to:

•	Cash or similar (prohibited)

•	Discounts or other concessions from providers, which are prohibited for personal use unless they are available to all PAM employees in the relevant local office.

•	Goods or services (e.g. Flowers, Wine, Chocolates, Hampers, Clothing, etc…

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(NB. Even if food received is shared on the floor (e.g. chocolate box), it is still a gift subject to the rules defined in this section.)

•	Charitable donations made by a Business Partner either in your name or on your behalf.

•	Tickets to entertainment events where the Business Partner is not present

•	Accommodation or transportation to attend an event (either an entertainment event or a seminar/conference for educational purpose and related to Pictet AM activities.

•	Contractual or employment / internship opportunities for staff / business partners and their relatives.

See below section “Mixed use events”

Lavish or Extravagant

Anything that may appear overly generous, as defined in this policy or by local rules and customs. Examples of business meals that might be defined as lavish or extravagant are:

•	A meal at a landmark e.g. a palace, museum, or national gallery

•	A meal on a luxury boat or yacht

•	Dinner at a Michelin 3-star restaurant

•	A meal with prestigious alcohol or cigars

If an employee has any doubt as to whether an item or event is included within the definition of gifts and entertainment, or if it shall be considered as lavish or extravagant, they should consult with the Compliance department who are the ultimate arbiters.

Mixed use events

“Mixed use” events are those events which include a combination of business meal, entertainment, educational seminar, or conference.

Mixed use events must be broken down into constituent parts as per the above definitions. For example:

A presentation / seminar followed by entertainment must be split between (1). the seminar and (2) the entertainment event

In general, any entertainment should be ancillary to the main purpose of the event, the majority of which should be to enhance the service provided by PAM to its end clients. This can include education and significant networking opportunities. The total cost of the event should be included in the prior approval request, but for the purposes of complying with the entertainment limits in this section, only the entertainment element will be counted.

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3.2 Requirements

3.2.1 General Principles

The general principles are:

•	Gifts and Entertainment are inducements, and therefore they must be consistent with generally accepted business practices and should be designed to enhance the service provided to the end client.

•

All employees should exercise caution when offering or receiving gifts or entertainment and should use their common sense and sound judgement as to whether the offering or receipt of such gifts and entertainment are appropriate or not. Factors to consider include:

1.	Reputational impact if reported in the press. – i.e. is it culturally acceptable, in good taste and ethical (not linked to drugs, adult entertainment).

2.

Acceptability under the PAM Code of Ethics and Pictet Group Policy (Directive 8 and Pictet Group Code of Ethics & Professional Conduct), third party recipient’s policy and relevant laws and regulations.

3.

Whether the gift or entertainment gives rise to any conflict of interest, for example no solicitation of improper advantage; it is not intended to influence or reward improper performance or be seen as such; and the person receiving it must not feel obligated towards the person offering it.

Please note that anything received that is considered inappropriate by reference to the above must be reported to your local Business Ethics team irrespective of the value of the gift or entertainment. Compliance will maintain a log of any inappropriate items received.

•

Employees should not accept or provide any gifts or favours that might influence the decisions you or the recipient might make in business transactions involving PAM, or that others might reasonably believe would influence those decisions

•

Subject to the reporting rules and limits laid out in this section, modest gifts, and favours, which would not be regarded by others as improper (such as for a commonly recognisable event such as a wedding, retirement, or birth) may be accepted from or given to a Business Partner on an occasional basis, as well as entertainment that satisfies these requirements and conforms to generally accepted business practices.

•

Employees must not offer or accept gifts or other items of value (including entertainment) unless it is clearly reasonable to do so in the circumstances and within the limits as set out below. Where there is a law or rule that applies to the conduct of a business or the acceptance of gifts of even nominal value, the law or rule must be followed.

•	PAM must evidence how it manages the conflicts of interest arising from gifts and entertainment, and the reporting and approval regime for doing this is set out below.

3.2.2 Acceptable Gifts at all times without Business Ethics pre-approval or post-reporting

Certain gifts and entertainment do not create the risk of corruption or breach of trust to PAM and are permissible. Therefore, you may accept or give the following without the approval of Compliance:

•

Gifts, gratuities, amenities, or favours based on obvious family or personal relationships (e.g. between an employee’s parents, children, or spouse) where the circumstances make it clear that those relationships (rather than PAM’s business) are the basis for the gift

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•

Advertising or promotional material (“courtesy gifts” generally <CHF100), such as pens, pencils, note pads, key chains, umbrellas, calendars, Pictet chocolates and similar items, typically with the Pictet logo.

•	Prizes awarded to participants in PAM promotional activities or events.

•	Civic, charitable, educational, or religious organisation awards for recognition of service and accomplishment, and

•

Small gifts with a value up to CHF50 or the equivalent thereof. (NB multiple small gifts under CHF 50 either received from the same provider or given by the same PAM team over the course of a rolling 3-month period should be aggregated and reported to Business Ethics if they exceed CHF50 in total. The reporting of small gifts provided should be done via Star Compliance and include the list of all recipients contained in password protected Excel sheet).

All other gifts and entertainment, which should be of a scale and nature such that they could not be judged to impair compliance with the employee’s duty to act honestly, fairly, and professionally, and in the best interests of the client, must be pre-approved by Business Ethics as set in section 3.2.3.

3.2.3 Limits and Rules for the receipt and provision of Gifts and Entertainment

Employees who accept/give, directly or indirectly, anything of value (in excess of the value of small gifts - CHF 50), from / to any business partner of PAM including gifts and entertainment must:

•	Comply with the limits, and prohibitions as set out in the tables below. Monetary limits are set out in CHF but should also be interpreted in the local equivalent.

•	Notify Business Ethics via Star Compliance

1)	before offering a gift or entertainment

2)	before the receipt of entertainment

3)	within seven calendar days of receipt of a gift

and obtain prior approval from Business Ethics in the cases of (1) and (2) above before giving such a gift (if above reporting threshold defined in the tables below) or receiving entertainment (in all cases)

Where gifts are received in excess of the limits as set out in section 3.3, Business Ethics may require the gift to be returned to the provider, or to be surrendered to compliance for auction or to be raffled for charity if a return of the gift would cause offence.

ExCo has delegated to Compliance the responsibility for determining compliance with this code. Therefore, Business Ethics will approve or refuse requests based upon the reasonableness of the circumstances and on whether the circumstances pose a threat to PAM’s integrity. This will include the frequency of gifts and entertainment received/given from/to the same source.

Business Ethics will maintain records of all requests and responses and monitor the Gifts register maintained in Star Compliance.

The limits for the receipt and provision of gifts and entertainment are set out in sections 3.3 – 3.4. Monetary limits are set out in CHF but should also be interpreted in the local equivalent.

3.2.4 Business Meals

The receipt or provision of meals is a valuable means of communicating with business partners and developing relationships. Nonetheless, these can still be considered as inducements and possibly give rise to a conflict of interests, especially if the frequency of such entertainment is too high and the scale of such meals are lavish or extravagant.

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Therefore, the following rules apply to business meals:

•	All business meals received or given, with a cost per head of greater than CHF150, must be promptly recorded on Star Compliance.

•

The maximum permitted per head cost of a business meal given or received is CHF350 or its equivalent. If a meal received is greater than this limit, the employee receiving the meal must either pay the excess over CHF350 personally or make a payment to charity for that amount. Employees are required to make any necessary payment to charity within 10 business days of the business meal and evidence must be provided to Business Ethics.

•

This CHF350 limit for business meals shall apply proportionally to very senior employees, especially when entertaining, or being entertained by, very senior employees of business partners, but reporting is still required via Star Compliance.

In the case of business meals received, it is the responsibility of the PAM employees to determine whether a business meal exceeds the threshold, including asking the provider if necessary. Employees are not required to obtain copies of bills from the providers of business meals.

When determining whether the cost of a meal exceeds the reporting threshold, employees should consider the entirety of the spending during the entertainment (e.g., including refreshments, etc).

Where employees seek reimbursement via their expenses for business meals provided to actual or potential business partners, then they are required to include within their expenses claim on SAP Concur details of the number of employees and guests that attended the business meal.

Please note that the provision of business meals / drink to public officials in certain jurisdictions may be banned. If an employee has any doubt about whether the provision of a business meal or refreshment is permitted, they should contact Business Ethics.

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3.3 Limits and Prohibitions for the Receipt of Gifts and Entertainment – Global requirements

This table must be read in conjunction with the notes below

	COMPLIANCE PRIOR APPROVAL (STARCOMPLIANCE)	POST REPORTING (STARCOMPLIANCE)	REPORTING THRESHOLD	ACCEPTANCE LIMITS	PROHIBITIONS	EXCEPTIONS
Receipt of Gifts	Yes if > reporting threshold No if < reporting threshold of if advertising or promotional material (4)		CHF 50 NB multiple small gifts under CHF 50 from the same provider over a rolling 3-month period should be aggregated, and reported to Business Ethics if > CHF50	Per item: CHF 150 Per provider per annum: CHF 200 / 2 gifts Per recipient per annum: CHF 500

•  Receipt of gift above acceptance limits except (Note 3)

•  Receipt of cash or cash equivalents

•  Business Partner negotiated discounts for personal use, unless available to all local PAM employees

•  Solicitation of gifts

•  Gifts from public officials

Gifts if surrendered to Business Ethics as per (Note 3) “Red envelopes” in Asia. (Note 4) )

Receipt of Entertainment	yes if > reporting threshold	—	CHF50	Per item: CHF 500 Per provider per annum: 2 events Per recipient per annum: CHF 1500 / 5 events

Acceptance of accommodation and transport to events

Entertainment above the Acceptance Limits

For all PAM employees: a sporting, cultural, leisure or similar event taking place in the UK (See notes 1 & 2 below)

For UK-based PAM employees: sporting, cultural, leisure or similar event (taking place in the UK or anywhere else) (Notes 1 & 2)

Prior Compliance and ExCo member approval (in exceptional circumstances only – i.e. expected to be extremely limited)

Exceptions for UK-based employees to accept sporting, cultural or leisure events may be approved for very senior employees where the networking or business opportunity is significant. Pre-approval is required from the Global Co-Heads of Compliance or CRO. (The cost does not count toward the acceptance limits. (Notes 1 & 2)

Receipt of Business Meals / Drinks	no	Only required if > reporting threshold	Lunch and dinner: 150 CHF	CHF350 per head	> CHF 350 per head Acceptance of accommodation and transport to events	It shall apply proportionally to very senior employees, especially when being entertained by very senior business partner’s’ employees

Seminar/conference with educational purpose and related to PAM activities	no	no	—	—	Acceptance of accommodation and transport to events (excluding low-cost local transport such as bus/taxi)	—

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Notes

1)

Sporting, cultural, or similar events are generally not permitted for PAM Ltd staff as in the view of the FCA such events are unlikely to enhance the quality of service to clients. This rule applies to (a) PAM employees based in the UK (who should generally not attend any sporting, cultural, leisure or similar events, wherever the event takes place) and (b) PAM employees based outside of the UK (who may not generally attend sporting, cultural, leisure or similar events if such events take place in the UK). NB for very senior employees, acceptance of such entertainment may be made on an exceptional basis where there is a significant networking or business opportunity.

2)

“Mixed use” events must be broken down into constituent parts, e.g. broker presentation / seminar / conference / reception (significant networking opportunity) followed or preceded by entertainment, or a business meal requires separate recording and / or approval for the entertainment or business meal. Any entertainment should be ancillary to the main purpose of the event.

Please note that UK employees may accept entertainment as “mixed-use” if there is a significant networking or business opportunity. The pre-approval of one of the Global Co-Heads of Compliance is required, and they will consider the following in determining whether an invitation can be accepted:

a)	Whether the entertainment is clearly and obviously ancillary to the networking or business opportunity

b)	Whether any networking opportunity provides a clear benefit to clients

c)	The exclusiveness of the entertainment, plus the difficultly and cost of obtaining a ticket (e.g. major sporting events such as the later rounds of Wimbledon) and concerts for A-list musicians.

All the above information must be provided in the request for prior approval in STAR Compliance, including a justification that the entertainment is clearly and obviously ancillary to the networking or business opportunity.

If acceptance of the entertainment is approved, the cost of the entertainment element of the event should be authorised by the relevant EXCO member and expensed to PAM

Business Ethics are the sole arbiters of whether a “mixed-use” event satisfies the above criteria, and their decision is final. All requests should expect to be rigorously challenged, with the “value” of the networking or business opportunity expected to be very high. Therefore, PAM does not expect to see a significant increase in the requests to attend sporting, cultural or music events.

3)

If a gift offered is greater than the limits above, and it would be considered extremely rude to refuse such a gift, then such a gift may be accepted on condition that it is surrendered to Compliance, in which case it would be excluded from the calculation of the employee’s annual limit.

4)

Red envelopes in Asia are customarily used to mark special occasions such as Chinese New Year and Weddings. Red envelopes are reserved for interactions between two Asian parties (e.g. PAM HK, PAM Singapore, Pictet SICE and PAM Shanghai and a local client) with an upper limit of CHF 150.

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3.4 Limits and Prohibitions for the Provision of Gifts and Entertainment – Global requirements

This table must be read in conjunction with the notes below

	COMPLIANCE PRIOR APPROVAL (STARCOMPLIANCE)	POST REPORTING (STAR COMPLIANCE)	REPORTING THRESHOLD	PROVISION LIMITS	PROHIBITIONS	EXCEPTIONS
Provision of Gifts	Yes if > reporting threshold No if < reporting threshold of if advertising or promotional material (4)	—

For Government related clients and US ERISA clients (Note 2): CHF 0

For all other Business partners: CHF 50 (Note1)

NB multiple small gifts under CHF 50 provided by the same PAM team should be aggregated and reported if greater than CHF 50 in total, showing the value provided to each recipient.

				Per item: CHF 150 Per recipient per annum: CHF 500 Gifts sent to Teams (Note 7)	Provision of gift above acceptance limits Provision of cash or cash equivalents Gifts to Public officials may be prohibited in certain jurisdictions	Prior Business Ethics and ExCo member approval (in exceptional circumstances only – i.e. expected to be extremely limited) “Red envelopes” in Asia. (Note 6)
Provision of Entertainment	Yes	—	—	Per item: CHF500 Per recipient per annum: CHF1500 / 5 events

Entertainment during working time

Entertainment above Acceptance Limits

For UK-based employees: all sporting, cultural, leisure or similar events (Note 3)

For all employees- all sporting, cultural, leisure, or similar events in the UK

Provision of accommodation and transport to events. But – see Note 4

Prior Business Ethics and ExCo member approval (in exceptional circumstances only – i.e. expected to be extremely limited)
Provision of Business Meals / Drinks	no	Yes if > reporting threshold	For Government related clients and US ERISA clients (Note 2): CHF 0 For all other Business partners: Lunch and dinner: CHF 150	For UK Retail Financial Advisers: CHF 150 per head All Others- CHF350	Provision of business meals/drinks above acceptance limits CHF350	It shall apply proportionally to very senior employees, especially when entertaining very senior business partner’s employees

Provision of seminar/conference with educational purpose and related to Pictet AM activities	Educational Seminars – No Accommodation and transport (excluding low-cost local transport such as bus / taxi) if essential for attendance	no	—	—	Provision of accommodation and transport to educational seminar/conference unless essential for attendance (Not lavish or extravagant) Note 4	RHG: provision of accommodation is paid from the central RHG budget, and is not subject to these rules

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Notes – In addition to the notes in Section 3.4

1)	Low-cost Pictet souvenirs such as umbrellas, pens etc. may be given at exhibitions, seminars, etc. without limit and with no reporting

2)

Great care should be taken before offering Gifts & Entertainment to public employees / officers, or employees / officers of related entities (e.g. Local Government or State pension schemes), as, depending on the rules of recipients, even dinners and lunches may not be acceptable, especially in the USA.

3)	Sporting cultural, leisure or similar events are not permitted as in the view of the FCA, such events are incapable of enhancing the quality of service to clients.

4)

The provision of accommodation and transport (excluding low-cost local transport such as buses / taxis) is not permitted unless essential for attendance at an educational seminar such as RHG and is permitted by local regulation. In such cases, the prior approval of Compliance is required.

5)

“Mixed use” events to be broken down into constituent parts. E.g., broker presentation / seminar followed by a concert requires separate recording and approval for the entertainment event. Or a lunch time conference must be split between 1. The conference and 2. The business meal. In general, any entertainment should be ancillary to the main purpose of the event, the majority of which should be educational in nature.

6)

Red envelopes in Asia are customarily used to mark special occasions such as Chinese New Year and Weddings. Red envelopes are reserved for interactions between two Asian parties (e.g. PAM HK PAM Singapore, Pictet SICE and PAM Shanghai and a local client) with an upper limit of CHF 150, but may not be offered to public officials.

7)

Where gifts are sent to teams, for example at Distributors, the provision limits should be calculated on a per head basis using the number of team members. The number of team members should be recorded in the reporting in StarCompliance

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3.5 Determination of the value of a gift or entertainment

The value of a gift or entertainment for the purposes of this Code is based on the cost incurred by the provider or the market value of the gift or entertainment, whichever is the higher, and in the case of entertainment not based on the face value of the ticket.

Recipients should always arrange for confirmation of the cost of the entertainment to be sent directly from the provider to the Business Ethics team.

Business Ethics is the ultimate arbiter of the value of a gift or entertainment.

3.6 Considerations for the approval of a gift or entertainment

On occasions, entertainment offered may also include an employee’s family or connected persons. In this case, the normal rules apply, with the value of the entertainment being calculated based on the total value of the entertainment provided to the employees and their family.

3.7 Prohibited Behaviour

•

Soliciting for themselves, a Connected Person or for a third party anything of value from anyone in return for PAM business, service, or confidential information. Gifts and entertainment may only be offered or accepted when they are unsolicited, involve no commitment, are offered to, or received from the same person infrequently, and are within the limits set out in this Code of Ethics. If a person attempts to solicit favours from PAM employees, the employee must notify Compliance immediately, and decline /return any gift or entertainment offered.

If it is not possible or reasonable to return / decline, one of the following mitigating actions are required:

1.	Return item to where purchased and donate proceeds to an independent charity (“charity”)

2.	The employee pays to a charity the value of the item, as approved by Compliance.

3.	Surrender to Business Ethics for inclusion in the annual Christmas raffle

4.	Giving the gift to a charity.

•

Accepting cash, or cash equivalents such as gift cards or exclusive discounts from a Business Partner. NB “red envelopes” are permitted in Asia to celebrate Chinese New Year and weddings, subject to an upper limit of CHF 150 per individual per annum but may not be offered to public officials.

•	Using your position to obtain anything of value from a Business Partner to whom you refer business

•	Except as provided above, accepting anything of value from anyone outside Pictet in connection with the business of PAM

•	Reimbursing the provider with the cost of the entertainment to avoid the reporting of gifts and entertainment under these rules.

•	Receipt of gifts from public officials

As well as constituting a breach of this Code, any of the above prohibited behaviours may also constitute a breach of the UK Bribery Act if carried out in relation to PAM Ltd or a UK based Business Partner and could result in a criminal conviction. Please refer to PAM’s anti-Bribery Policy for further information.

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3.8 Provision of Gifts or Entertainment to certain US clients

US Clients subject to ERISA or Department of Labor legislation are generally prohibited from accepting gifts or entertainment of any description, sometimes including lunch and refreshments. Therefore, employees should not offer gifts or entertainment to these clients. If you are in any doubt, please check with the client or Business Ethics prior to offering the gift or entertainment.

In addition, some Government related clients have strict and complicated reporting requirements relating to the value of gifts / entertainment received or given. It is therefore extremely important that PAM employees fully report all such gifts, entertainments and business meals and provide a fair value of all such items received or provided, irrespective of the reporting thresholds included in this Code.

3.9 Other Considerations

3.9.1 Travel to and Accommodation at Entertainment Events or seminars/conferences

•

Received by PAM employees: Employees must pay their own travel expenses and accommodation costs. The employee is required to notify the provider that they cannot accept travel and accommodation costs to entertainment events or seminars/conferences, and that the employee must pay for such costs themselves.

•	Offered by PAM employees to business partners: travel and accommodation are considered as gifts and subject to the rules set in this section - please see section 3.4.

3.9.2 Leave for Entertainment

Business Unit Heads must sanction leave of absence taken by employees to attend entertainment events during working time. Unless otherwise agreed, absence during working time must be taken as holiday.

3.9.3 Christmas Charity Raffle

Christmas traditionally sees the giving of presents to / from clients and typically from brokers, suppliers, and service providers.

To ensure fairness to all employees and to avoid any conflict of interest, all non-perishable tangible gifts received in the Christmas period, whether they are required to be reported or not, must be given to the Business Ethics team irrespective of their value. Business Ethics will then organise a charity raffle in the New Year to distribute the gifts among employees.

The only exceptions to the above relate to the receipt of items that would be perishable before 31 January, which may be retained by employees for sharing amongst local employees. Such gifts must still be declared to Business Ethics, subject to the de-minimus amount for reporting. PAM staff must not encourage Business Partners to deliver gifts to the staff member’s home. However, if gifts are received at home, it is the responsibility of the employee to promptly report the gift and surrender it to Business Ethics at their own cost.

Please, note that all gifts that are given to Business Ethics for the Christmas Charity Raffle must still be reported as set out in section 3.2.3. However, where such gifts are surrendered to Business Ethics, they are not to be included within the gifts limits as set out in sections 3.3 and 3.4

3.10 Record Keeping

In accordance with FCA, SEC, MAS, SFC, CSSF and FINMA and other relevant regulators’ record keeping requirements, Business Ethics will keep records of all gifts / entertainment received or provided for a period of five years, unless stricter local requirements apply.

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3.11 Failure to Report Gifts and Entertainment

The failure to report the receipt or giving of a gift or entertainment will constitute a breach of this Code and will be recorded in the PAM breaches register. These failures will also be taken into consideration when determining employees’ bonuses, as described in section 1.8 of this Code.

3.12 US Political Contributions

The SEC “pay to play rule”, (206(4)-5) prohibits SEC registered investment advisers from providing advisory services for compensation to government clients for a two-year period after the adviser or certain of its executives contribute to a public official or candidate for such office.

Therefore, to prevent PAM being excluded from managing money for US public bodies, it is important that any employees involved in client solicitation, or members of the ExCo only make US political donations in accordance with the table below:

Types of Donations	Limits – per employee, per election
To Political Parties	No limit

To elected officials or candidates	US$350 – if employee is entitled to vote for the candidate
US$150 – if employee is NOT entitled to vote for the candidate

Therefore, all Investment and Distribution employees and ExCo members must obtain approval from Business Ethics prior to making any US political contributions to a public official or candidate for such office. NB This includes political contributions made by spouses, partners and other connected persons as defined in section 2 of this Code of Ethics

Business Ethics will also require a quarterly attestation regarding the number and value of any such US political donations.

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4 DEALING WITH PERSONAL CONFLICTS OF INTEREST

4.1 Introduction

We are sensitive to any activities, interests or relationships that might interfere with, or even appear to interfere with, our ability to act fairly and in the best interests of our clients. We put our long-term interests ahead of our short-term goals. All employees should therefore be mindful of potential conflicts of interest, both between an employee (and any person linked to them) and our clients, between Pictet and our clients, and between our clients.

A conflict of interest occurs when you allow any interest, activity or influence outside of Pictet to:

•	Influence your judgment when acting on behalf of Pictet or its clients

•	Compete against Pictet or its clients in any business activity

•	Divert business from Pictet

•	Diminish the efficiency with which you perform your regular duties

•	Harm or impair Pictet’s financial or professional reputation or

•	Benefit you at the expense of Pictet or its clients.

As an employee you are not permitted to participate in any activity that causes a conflict of interest or gives the appearance of a conflict. Areas frequently involved in conflicts of interest and examples of prohibited activities are described below.

If you believe that you have, or may be perceived to have, a conflict of interest, you must disclose it in writing to your Head of Compliance who will keep copies of all such disclosures. Disclosures required in this section should be made via STAR Compliance, but please contact Compliance if you need any assistance in making the disclosure or have any questions about what needs to be disclosed

Conflicts of interest may not always be clear cut, so if you are in any doubt as to whether a conflict of interest arises, you should consult the Compliance Department.

4.2 Self-Dealing

You shall report any business relationship or proposed business transaction the Group may have with any entity in which you or a related party has a direct or indirect interest or from which you or a related party may derive a benefit, or where a related party is employed, if such a relationship or transaction might give rise to the appearance of a conflict of interest.

You will refrain from representing the Group in any activity (whether an internal activity or a transaction between the Group and a third party) that requires your judgement or discretion and that affects a person or entity in which you have a material interest, financial or otherwise. You will also not represent any third party in any transaction with the Group that involves the exercise of discretion by either party.

You will manage your own financial affairs in such a way that you are not distracted from your obligations and duties to the Group and its clients and will comply with the personal account dealing rules as set out in section 2 of this Code In carrying out transactions for your own account, you must ensure that financial risks incurred are proportionate to your financial situation.

Business Ethics monitors patterns of personal trading activity and may require additional information with respect to a specific trade or series of transactions. In addition, excessive personal trading activity is strongly discouraged (this includes all type of transactions, including non-Covered Securities). This could result in additional scrutiny, investigations, and corrective measures.

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4.3 Outside Activities

It is not permitted, without prior approval, to accept other functions or responsibilities outside the Group, in particular any activity that may interfere or conflict with your duties, involve compensation or involve the Group in connection with your personal activities.

The prior approval referred to above must be obtained from the local Compliance team.

Where these functions or responsibilities outside the group are in connection with an entity engaged in a commercial activity (whether or not for profit), then the prior approval of the relevant ExCo member is required and should be obtained by the employee.

Please note that Compliance and your ExCo member where appropriate have the responsibility for determining whether any outside activity that may interfere with your duties, or otherwise conflict with Pictet is material, and therefore for the avoidance of doubt, employees are required to report all outside activities. Employees should seek advice from Compliance if they are in any doubt as to whether an activity is reportable or not. NB in some jurisdictions, outside business activities must be reported to the regulatory authority.

4.4 Accepting Honoraria

Neither you nor any connected person may accept cash honoraria for your public speaking or writing services on Pictet’s behalf.

If a cash honorarium is tendered, you must disclose this to your local Head of Compliance, who may instruct this to be donated to charity. You may accept non-cash honoraria of modest value (as per gifts policy) or may accept reimbursement for related expenses.

4.5 Accepting Fiduciary Appointments

A fiduciary appointment is an appointment as an administrator, executor, guardian, custodian for a minor, trustee or managing agent. Unless you are acting on behalf of a connected person to you, or you have obtained approval from your local Head of Compliance and your ExCo member, you may not accept a fiduciary or co-fiduciary appointment. If such approval is given you must ensure that your appointment does not interfere with the time and attention that is required to affect your job responsibilities.

4.6 Public sector and Political activity

The Code does not permit Pictet assets to directly finance any individual politician in any jurisdiction. Pictet assets include money as well as your time during regular working hours, Pictet equipment and supplies, office space, clerical help, and advertising facilities. In jurisdictions other than Switzerland, this prohibition extends to all other political activity, not including membership and support of relevant trade and industry bodies.

You are encouraged to participate in your personal capacity (entirely unrelated to the business of the Pictet Group) in political, charitable, educational, or other civic affairs, insofar as it does not interfere or conflict with your responsibilities at Pictet. Any personal political or charitable donation must be permitted by applicable law. NB In the US many states also restrict the use of corporate funds and assets in connection with state elections. Please also refer to section 3.12 for further details regarding US political donations.

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Please review the requirements of “Serving as an External Director or Officer” (below) as they may apply to your participation in civic affairs. You should not imply Pictet’s sponsorship or support of any outside event or organisation without the approval of a Director, Head of Branch or ExCo member.

4.7 Serving as an External Director or Officer of a Public Company or Client entity

In view of the potential conflicts of interest and the possible liability for both you and Pictet, you should be cautious when considering service as an officer, partner, or director of any non-Pictet entity other than as a representative of Pictet. Before agreeing to such service, you should seek the approval of your local Head of Compliance and your appropriate ExCo member.

If you are serving as an officer, or director of an external entity, you should:

•

Not attempt to influence or take part in any vote or decision that may lead to the use of a Pictet product or service by the external entity, or result in the conferring of a special benefit to Pictet by the external entity and ensure that the external entity’s records reflect your abstention

•	Relinquish any responsibility you may have for any Pictet relationship with the external entity unless acting as a representative of Pictet; and

•	Be satisfied that the external entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices.

4.7.1 Additional comments where employees act as officers of a client entity

•

The holding of the position in a client entity is fully covered by the ordinary compensation received by the employee. Any additional compensation is subject to the express consent of the relevant Global Co-Head of PAM Compliance and HR, as well as the relevant ExCo member.

•	If the client relationship with Pictet is terminated, the employee must notify the Heads of PAM HR and Compliance, as the employee may need to resign as an officer / director of the client entity.

•

If an employee ceases to be employed by the Pictet group, then the employee undertakes, as may be necessary, to resign from the bodies of all legal entities set up by the Pictet group for or on behalf of clients.

4.7.2 Annual declaration by all employees

On an annual basis, all employees are required to confirm to Compliance details of any firms to which they serve as directors.

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5 RESPECTING PICTET CONFIDENTIAL INFORMATION

5.1 In General

You shall treat confidential information as such and disclose non-public information concerning our clients, our Group or any of our employees only as required to do so by law or regulation or with appropriate consent. You shall use confidential information only for valid business purposes or as agreed and will under no circumstances use it for your personal or any other person’s gain.

You shall maintain effective controls and monitoring whenever confidential and sensitive information is used or transferred, to prevent it from being transmitted to any person outside the Group, including family or friends, or even to colleagues who do not need such information to perform their jobs. Any documents you keep or create relating to the business of the Group are and remain the property of the Group, even after your employment relationship has terminated.

We adhere to the highest international standards of information security, including with respect to cyber security management. We apply due care when receiving, handling, and storing data, and adhere to pre-defined data security standards and procedures designed to prevent unauthorised access, use, modification, or destruction.

5.2 Client Information

We collect, maintain, and use our clients’ personal information in a manner that allows us to provide them with choices and options for products and services, as permitted by law, and consistent with the Pictet Group Privacy Policy, which is available on the PAM website.

To this end, we strive to maintain appropriate systems and technology and, accordingly, to train employees with access to such information. When we use other companies to provide services for us, we require them to protect the personal and confidential information they receive. You will protect personal and confidential information about our clients and use it appropriately. Moreover, you should ensure that client information is used only for authorised purposes relating to your position and job responsibilities and shared only with authorised persons.

5.3 Talking to the Press

5.3.1 Background

From time to time, certain employees may be approached by the press for comment (verbal or written), which can be in many different forms including face to face interviews, telephone questions and answers and written commentary.

In respect of relations with the press, all employees must adhere to “Directive 49 – Communication” in respect of appropriate prior approval and internal notification, and section 5.3.2. As a rule, any initiative regarding external communication must be conducted in compliance with prevailing regulatory and legal requirements.

The following paragraph sets out in more detail the specific requirements covering the minimum standards that all employees must adhere to in complying with the Group Directive.

These standards focus on front office investment (e.g., investment managers and analysts) and senior Distribution employees, who may be called upon to communicate with the press in their area of expertise. Other employees would not typically be expected to communicate with the press and, if approached, must refer in all cases directly to Group Corporate Communications, and obtain their consent before replying to questions from the media.

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5.3.2 Minimum Standards

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Only Investment employees specifically approved by their CIO, and Distribution employees specifically approved by the Head of Intermediaries or Head of Institutional, (or Country Heads at the discretion of the Heads of Intermediaries / Institutional) are deemed to be “defined specialist” for the purposes of Directive 49 and these minimum standards. A central list of these defined specialists is maintained by Group Corporate Communications. However, if in doubt refer to your CIO or the Heads of Intermediaries / Institutional as appropriate

•	Defined specialists should only speak about their area of specialty

•	Defined specialists must proactively seek and receive prior approval from Group Corporate Communications before communicating with the press

•	If asked to comment on a specific stock or bond, the individual must declare that they may have a direct or indirect economic interest in that stock or bond (but note below regarding short positions)

•	In no circumstances can specific stock/bond comments be made where net short positions are held in portfolios within the expert commentator’s area of responsibility

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It must be assumed in all cases that any comments made will, or may be specifically attributable to an individual and/or Pictet, and, therefore, individuals communicating with the press must ensure that they do so with the utmost integrity and professionalism and in compliance with all relevant regulatory requirements (e.g. Market Behaviour Rules – especially concerning rumours and price sensitive information); and

•	Approved individuals must ensure they have received appropriate media training and maintain training records as necessary.

5.4 Pictet Proprietary Information

You shall not release to any person or entity not officially connected with the Group any non-public information about the Group, regulatory examination reports, internal audit reports and other internal reviews, presentations, policies and procedures, meeting minutes, documents, or notes without appropriate approval, except as required by law or regulation.

This obligation survives your employment with Pictet. Pictet has proprietary rights in any materials, products, or services that you create, which relates to your work at Pictet, that use Pictet’s resources (equipment, etc.) or that are created during your regular working hours. You must disclose such materials, products, or services to Pictet.

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6 PICTET GROUP GOVERNANCE PILLARS

6.1 Management Commitment and Communication

Board members and senior management set the tone at the top by acting as role models, ensuring that an appropriate compliance culture is disseminated throughout the Group in line with the agreed risk tolerance levels and sanctioning any unacceptable behaviour. This starts with the Group’s Partners and permeates through all the Group Entities’ Boards of Directors and Management Committees and business line Executive Boards and Executive Committees. Compliance as a day-to-day expected behaviour is enshrined in the Group’s values and guiding principles.

The principles on which Pictet has thrived over two centuries – independence, long-term thinking, partnership, responsibility and entrepreneurial spirt have remained unchanged. Our purpose is “to build responsible partnerships with our clients and the companies we invest in”.

6.2 Incentives

The way in which we remunerate both employees and business partners (e.g. external asset managers, business referrers and distributors) is designed to facilitate responsible business conduct and fair treatment of customers and to avoid conflicts of interest. When determining remuneration, factors such as customer satisfaction, product retention, compliance with established standards, satisfactory audit/compliance reviews and results from incident/complaint reviews are taken into consideration.

6.3 Employees Qualifications and Training

We ensure that all employees are properly qualified and trained for the service they provide before they can exercise their activity and undergo continuing professional development as required for their position and level of responsibility. Mandatory induction training is provided to new employees on arrival and regular refresher training as needed.

6.4 Three Lines of Defence

Primary responsibility for day-to-day compliance rests with line management and respective employees in business, operations, and administrative functions, i.e. the first line of defence. Line managers ensure that regular critical controls are duly carried out and corrective action taken in due time.

Our control and support functions act as a second line of defence, providing instructions and advice to first-line employees and line management on regulatory requirements. The primary objective of these control and support functions is to anticipate, detect and evaluate risks and to assist management in mitigating them, where necessary carrying out their own controls.

A third line of defence is provided by the Internal Audit function.

Notwithstanding the above, the first line shall not rely on either the second or third lines of defence to compensate for any shortcomings.

6.5 Monitoring and Control

We put the necessary resources into monitoring mechanisms, including both systems and human surveillance means, to ensure strict compliance with the Group’s established standards. We use risk indicators to identify the level of compliance and any potential breach, for timely reporting and escalation to top management. We retain, review, and inspect communications made using e-mail, voice and other electronic communications systems provided by the Group.

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7 DATA RETENTION

The SEC, FCA, FINMA and other regulators requires that regulated firms retain all messages (including e-mail, Bloomberg, KIT, and Teams) sent by employees for 5 years, unless stricter local requirements apply. (e.g. in Switzerland the requirement is 10 years). As a result, all inbound and outbound messages for employees of PAM including internal and personal messages are retained, including those deleted by employees.

Under relevant data protection and secrecy laws, we are required to protect the confidentiality of personal messages. Therefore, whilst we retain all employees’ messages, the following procedures are in place to ensure compliance with these requirements:

•	Only Compliance and a restricted number of Administrators have access to messages and may carry out periodic monitoring of messages as required by SEC rules, and as recommended by relevant regulators.

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Where any other person needs access to messages, this will require the approval of, and supervision by Compliance. Access will only be granted for business use, which will include compliance monitoring and investigations.

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In all cases where access to messages is granted, Compliance and any other person reviewing messages will disregard any private messages as soon as it becomes obvious that a message is private and has no bearing on PAM’s or Pictet’s business, or any investigation being undertaken, and will not copy or forward or use in any other way any such private messages.

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In the event of a regulatory inspection, the SEC, FINMA, FCA and other regulatory inspectors are required to respect the privacy of private messages where they have no bearing on the business of PAM or Pictet.

All messages you send or receive will be retained for at least 5 years, (10 in Switzerland)

During an inspection a regulator could ask to view any person’s messages, although the SEC should only review those mails relating to US clients, who have signed an agreement with PAM LTD, PAM SA, PAM US, or PAM (S), and not another entity such as Banque Pictet & Cie SA.

However, there are some PAM employees such as GCG, Sales, Operations and MIS, who have relationships with both SEC and non-SEC clients. They will be considered as “double-hatted”. If the SEC requires the e-mail of a “double-hatted” employees, all his / her e-mails for the period requested by the SEC will have to be printed and any name / identification of non-SEC clients will have to be redacted. This process will be overseen by Compliance, and as this task will be very time consuming, the number of double-hatted employees should be strictly limited.

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8 PAM SECURITY POLICY

PAM has set-up a dedicated IT network with the aims of providing PAM users with a security policy that is adapted to institutional asset management standards. The PAM Security Policy thus amends the standard security rules and directives of the Pictet Group. However, the PAM Security Policy does not aim to be exhaustive, so whenever an item is not specifically covered within the PAM Policy, the standard Group rules and directives do apply.

The PAM Security Policy can be found by clicking on the attached link below, and all employees are required to read and comply with this policy.

https://kit.am.pictet/knowledge/category/11-technology/98-pam-security-policy/documents

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APPENDIX A – DEFINITION OF BENEFICIAL OWNERSHIP

“Beneficial ownership”, for purposes of this Code, shall be determined in accordance with the definition of “beneficial owner” set forth in Rule 16a-1(a) under the US Securities Exchange Act of 1934, as amended, i.e. a person must have a “direct or indirect pecuniary interest” to have “beneficial ownership”. Although the following list is not intended to be exhaustive, pursuant to the rule, a person is generally regarded as the beneficial owner of the following securities:

•	Securities held in the person’s own name

•	Securities held with another in joint tenancy, community property or other joint ownership

•	Securities held by a bank or broker as nominee or custodian on such person’s behalf of securities pledged as collateral for a loan

•

Securities held by members of the person’s immediate family sharing the same household (“immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (including unmarried partner), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships)

•	Securities held by a relative not residing in the person’s home if the person is a custodian, guardian or otherwise has controlling influence over the purchase, sale or voting of such securities

•	Securities held by a trust in which the person is a beneficiary and has or shares the power to make purchase or sales decisions

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Securities held by a trust for which the person serves as a trustee and in which the person has a pecuniary interest (including pecuniary interests by virtue of performance fees and by virtue of holdings by the person’s immediate family)

•	Securities held by a general partnership or limited partnership in which the person is a general partner

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Securities owned by a corporation in which the person has a control position or in which the person has or shares investment control over the portfolio securities (other than a registered investment company).

•	Securities in a portfolio giving the person certain performance related fees and

•	Securities held by another person or entity pursuant to any agreement, understanding, relationship or other arrangement giving the person any direct or indirect pecuniary interest.

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APPENDIX B – TEMPLATE LETTER TO REQUEST BROKER TO SUPPLY COPY INFORMATION ON PERSONAL ACCOUNTS TO COMPLIANCE

[BROKER NAME]

[BROKER ADDRESS]

For the Attention of the Compliance Department

Re [insert employee name] – account no. [insert account number(s)]

[Insert employee name] is an employee of [insert Pictet entity name] As an employee of [insert Pictet entity name], duplicate statements of all trading accounts listed above (including at least quarterly transaction reports and a full statement of holdings as at 31 December each year, with nil statements as necessary), and any confirmation of trades executed within those accounts must be delivered via e-mail to the Compliance department at:

[Please select appropriate e-mail address from below:

PAM_Compliance_Asia@pictet.com	for Hong Kong, Taiwan, China, and Singapore employees

PAM_Compliance_LUX	- for all employees of PAM E SA and its branches

compliance_PAMSA@pictet.com	- for all PAM SA employees

compliance_ldn@pictet.com	- for PAM Ltd, PAM USA and PAM Inc employees

Statements should be sent on at least a quarterly basis, as at 31 March, 30 June, 30 September, and 31 December.

If you require any further information, please contact the compliance contact at the above e-mail address.

Yours Sincerely

[Name of employee]

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